Exhibit 10(r)

        Loan Agreement dated February 26, 1996 among Thomas Edison Inns, Inc., as borrower, St. Clair Inn, Inc., Spring Lake Inn, Inc. and Thomas Edison Inn, Incorporated, as guarantors, and Great American Life Insurance Company, as lender.

                             LOAN AGREEMENT


        THIS LOAN AGREEMENT dated as of February 26, 1996 among GREAT AMERICAN LIFE INSURANCE COMPANY, an Ohio corporation (referred to herein as the "Lender"), THOMAS EDISON INNS, INC., a Michigan corporation (the "Borrower"); ST. CLAIR INN, INC., a Michigan corporation, SPRING LAKE INN, INC., a Michigan corporation; and THOMAS EDISON INN, INCORPORATED, a Michigan corporation (collectively the "Guarantors").

                          W I T N E S S E T H:

                               ARTICLE 1.

                    DEFINITIONS AND ACCOUNTING TERMS


SECTION a.      Defined Terms.

        As used in this Loan Agreement, the following terms shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of terms):

        "Accounts" mean any and all "accounts", as such term is defined in
Section 9-106 of the Code, including any and all rights and claims in, to and under, all accounts, accounts receivable, contract rights and rights to payment for merchandise, goods or commodities sold or leased or to be sold or leased or for services rendered or to be rendered however evidenced and all other forms of obligations for the payment of money, all guaranties and security therefor, and letters of credit relating thereto.

        "Act" means the Securities Act of 1933, as the same may be amended from time to time.

        "AFG" means American Financial Group, Inc., an Ohio Corporation.

        "Affiliate" means, in relation to any Person, any Person which (directly or indirectly) controls or is controlled by or is under common control with such Person. For the purposes of this Loan Agreement, the term "control," including with correlative meanings, the terms "controlled by" and "under common control with," as used with respect to any Person, shall mean the possession (directly or indirectly) of the power to direct or to cause the direction of the management or the policies of such Person, whether through the ownership of shares of any class and the capital of such Person or by contract or otherwise.

        "Agreement" means this Loan Agreement, including all Schedules, Exhibits, and Supplements hereto, if any, as the same may from time to time be amended, supplemented or otherwise modified.

        "Assets to be Sold" means the commercial properties adjacent to the St. Clair Inn, the marina slips adjacent to the Spring Lake Holiday Inn, and the residential properties and undeveloped land adjacent to the Thomas Edison Inn, all as more particularly described on the attached Exhibit "C."

        "Assignment of Franchise Agreements" means that certain Assignment of Franchise Agreements, Management Agreements, Permits and Contracts dated as of even date herewith, between each Operating Subsidiary and the Lender substantially in the form of the attached Exhibit "D."

        "Assignment of Life Insurance" means the Assignment of Life Insurance Policies and Proceeds of even date herewith on the life of Donald
W. Reynolds by and between the Borrower and/or Operating Subsidiaries and the Lender substantially in the form of Exhibit "E" attached hereto.

        "Assignment of Meritage Note" means the assignment by the Borrower to the Lender of its rights under the Meritage Note, the Meritage Pledge Agreement and all collateral and security related thereto substantially in the form of Exhibit "F" attached hereto.

        "Books" means any and all books, records, ledger cards, files, correspondence, computer programs, tapes, discs and related data processing software that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon, and any and all other rights now or hereafter arising out of any contract or agreement between an Operating Subsidiary and any service bureau or computer or data processing company charged with preparing or maintaining an Operating Subsidiary's books or records or with credit reporting.

        "Building Materials" means any and all building materials or items of personal property used in connection with the development, construction or renovation of any improvements.

        "Business Day" means any day except a Saturday, Sunday or legal holiday under the laws of the State of Ohio.

        "Capital Expenditures" means in relation to the Borrower and its Subsidiaries for any period, all expenditures by the Borrower and its Subsidiaries paid or accrued for the lease, purchase, construction or use of any property or assets the value of which, in accordance with GAAP, is required to be (or is permitted to be, and the Borrower so elects) capitalized on the consolidated balance sheet of the Borrower as of the end of such period, including, without limitation, all amounts paid or accrued by the Borrower and its Subsidiaries for such period with respect to Capitalized Lease Obligations (excluding the interest component thereof).

        "Capitalized Lease Obligations" means all lease obligations that, in accordance with GAAP, should be capitalized. (A Capitalized Lease Obligation shall be deemed incurred at the time a binding commitment to purchase or lease the subject property or equipment shall become effective).

        "Chattel Paper" means any and all "chattel paper", as such term is defined in Section 9-105(1)(b) of the Code, including any and all writings of whatever sort which evidence a monetary obligation and a security interest in or lease of specific goods.

        "Closing" has the meaning attributed thereto in Section 6.1 hereof.

        "Code" means the Uniform Commercial Code as adopted in the State of Michigan, as amended or supplemented from time to time.

        "Collateral" means either the Hotel Collateral, the Loan B Personal Property, or both, as appropriate.

        "Consolidated Interest Expense" means with respect to the Borrower for any period, interest accrued or payable by the Borrower and its Subsidiaries during such period in respect of Total Debt determined on a consolidated basis in accordance with GAAP.

        "Debt Service" means for such period the sum (without duplication) of

        i. Consolidated Interest Expense plus scheduled principal amortization of Total Debt (other than the final balloon payments in connection with Indebtedness of the Borrower unless past due, whether or not such payments are made, or prepayments in connection with any Indebtedness).

        "Default" means any of the events specified in Section hereof, whether or not there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

        "Default Rate" shall mean, with respect to the amount due and payable under either of Loan A or Loan B, that rate which is Four Percent (4%) in excess of the amount otherwise payable from time to time under the respective Note related to the applicable Loan, and, with respect to any other amounts otherwise due and payable under the terms of the Loan Agreement or any other Loan Document, shall mean Five Percent (5%) above the Prime Rate.

        "Depot Building" means the building located at the Thomas Edison Inn Hotel and identified as parcel 6 on a survey dated February 7, 1996 prepared by T.R. Valentine & Associates, Inc., a copy of which has been delivered to Lender.

        "Documents" mean any and all "documents", as such term is defined in
Section 9-105(1)(f) of the Code, and any and all documents of title, bills of lading, dock warrants, dock receipts, warehouse receipts and other similar documents, whether or not negotiable, including all documents which purport to be issued by a bailee or agent and purport to cover goods in any bailee's or agent's possession which are either identified or are fungible portions of an identified mass, including such documents of title made available to an Operating Subsidiary for the purpose of ultimate sale or exchange of goods or for the purpose of loading, unloading, storing, shipping, transshipping, manufacturing, processing or otherwise dealing with goods in a manner preliminary to their sale or exchange.

        "EBITDA" means with respect to the Borrower for any period, earnings (or losses) before interest and income taxes of the Borrower and its Subsidiaries for such period plus, to the extent deducted in computing such earnings (or losses) before interest and income taxes, depreciation and amortization expense, all as determined on a consolidated basis with respect to the Borrower and its Subsidiaries in accordance with GAAP; provided, however, EBITDA shall exclude earnings or losses resulting from (i) cumulative changes in accounting practices, (ii) discontinued operations,
(iii) extraordinary items, (iv) net income of any entity acquired in a pooling of interest transaction for the period prior to the acquisition, (v) net income of a Subsidiary that is unavailable to the Borrower, and (vi) net income from corporations, partnerships, associations, joint ventures or other entities in which the Borrower or a Subsidiary has a minority interest and which the Borrower does not control, except to the extent actually received.

        "Environmental Indemnity Agreement" means the Environmental Indemnity Agreement between each Operating Subsidiary and the Lender in the form of the attached Exhibit "G."

        "Equipment" means any and all "equipment" as such term is defined in
Section 9-109(2) of the Code, including: (i) any and all furniture and furnishings, including all office and hotel furniture, carpets, rugs and other floor coverings, shades, venetian blinds, drapes, curtains, tapestries, screens, works of art, pictures, paintings, tables, chairs, desks, clocks, sofas, beds, dressers, cabinets, lamps, decorative lighting fixtures and outdoor furniture; (ii) any and all operating equipment, including washers, dryers, vacuum cleaners, stoves, ovens, ranges, refrigerators, garbage disposals, minibars, microwave ovens, timers, dishwashers, air conditioning equipment, beauty shop and barber equipment, fire extinguishers, enunciator system and other fire and life safety equipment; (iii) any and all office equipment, including all computers, fax machines, safes and cash registers and all accounting, duplicating, communication, switchboard and reservation equipment; (iv) any and all hotel and restaurant equipment, including all chinaware, glassware, linens, bedding, silverware, tableware, uniforms, kitchen utensils, janitor's equipment, unlaid carpeting and mechanical stores, including any and all such items bearing the name or identifying characteristics of any franchisor; (v) any and all recreation and athletic equipment, including all equipment used in connection with any gymnasium, sauna, hot tub, steam room or swimming pool and game and sports equipment; (vi) any and all entertainment equipment, including radios CD players, tape players, phonograph sets, speakers, phonograph records, tapes, arcade games, television sets, antennae and antenna systems, projection systems, intercoms and public address systems; (vii) any and all automobiles, trucks, vans, buses and other vehicles; (viii) any and all other trade fixtures, apparatus, other equipment and tangible personal property used in connection with the management, maintenance and operation of an Operating Subsidiary's business; and (ix) any and all renewals or replacements of, additions to or substitution for, the above-enumerated items.

        "Event of Default" means any of the events specified in Section hereof, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

        "Financing Statements" mean the UCC financing statements to be filed in the offices listed on Schedule 1.1(a) hereto.

        "Fixtures" mean any and all "fixtures", as such term is defined in
Section 9-313(1)(a) of the Code, (other than tenant improvements in or which an Operating Subsidiary has at no time any right, title, claim, estate or interest) located upon or within a Property or now or hereafter installed in, or used in connection with a Property, including any and all machinery, equipment, appliances and fixtures for generating or distributing air, water, heat, electricity, light, fuel or refrigeration, for ventilating or sanitary purposes, for the exclusion of vermin or insects or for the removal of dust, refuse or garbage or for other purposes, all wall beds, wall safes, built-in furniture and installations, furnishings, shelving, lockers, partitions, vaults, elevators, dumbwaiters, awnings, mirrors, window shades, screens, venetian blinds, draperies, drapery rods and brackets, screens, floor coverings, carpets, light fixtures, fire hoses and brackets and boxes for the same, fire sprinklers, alarm systems, plumbing, bathtubs, sinks, basins, pipes, faucets, water closets, washers, dryers, tubs, trays and other laundry equipment, ice boxes, refrigerators, heating units, stoves, ovens, ranges, dishwashers, disposals, water heaters, incinerators, telephone, sound, television and communication systems, fire and life safety equipment, and athletic equipment and installations, in each case whether or not permanently affixed to a Property, together with all substitutions, replacements or additions.

        "Franchise Agreements" means the License Agreement between Spring Lake Inn, Inc. and Holiday Inns, Inc. dated July 26, 1983, as amended, and any replacement or substitution thereof together with any other franchise, management or other agreements covered by the Assignment of Franchise Agreements.

        "GAAP" means Generally Accepted Accounting Principles at the time in effect.

        "General Intangibles" mean any and all "general intangibles", as such term is defined in Section 9-106 of the Code, including the following:
(i) any and all rights to payment of money other than Accounts, and all rights in any returned, reclaimed and repossessed goods and all rights, claims, titles, securities, security interests, liens and guaranties evidencing, securing, guarantying payment of, relating to or otherwise with respect to such rights to payment; (ii) any and all insurance policies covering any assets and all rights and claims therein or thereunder, including insurance against damage (including by fire or earthquake), loss, casualty or liability (including environmental cleanup costs), title insurance and builder's risk insurance, whether covering personal property, real property or intangible rights, together with the proceeds, products, renewals and replacements thereof, including prepaid and unearned premiums;
(iii) any and all compensation, awards and payments and relief given by any Governmental Authority or other source, including as a result of damage to any of the assets resulting from earthquake, flood, windstorm, emergency or any other event or circumstance; (iv) any and all licensing agreements, royalties, license fees, reservations, sales literature, telephone numbers, deposits (including security and cleaning deposits and deposits collected from tenants or lessees or guests and deposits collected from purchasers pursuant to contracts for sale of a Property or any part thereof) or leases of personal property, purchase and sale contracts for a Property and other contracts, contract rights, undertakings, surety and other bonds, all forms of obligations owing to an Operating Subsidiary or in which an Operating Subsidiary may have an interest, any and all choses and things in action, goodwill, catalogs, purchase orders, customer lists (including pertaining to any mail order business operated by an Operating Subsidiary in conjunction with a Property), invoices, purchase orders and tax and other refunds of every kind and nature; (v) any contracts, agreements, rights or written materials relating to the ownership, use, development, construction, maintenance, operation, marketing, leasing, occupancy, sale or financing of a Property, or any Operating Subsidiary's other assets, including improvement plans and specifications, and architectural drawings and agreements with contractors, subcontractors, suppliers, project managers and supervisors, designers, architects, engineers, sales agents, leasing agents, consultants and property managers; (vi) any lawsuit, claim or arbitration proceeding against any Person or relating to any asset for any reason, whether or not presently excluded by Section 9-104 of the Code; (vii) to the maximum extent permitted by the applicable law of the State, any and all licenses and other rights, privileges or permits issued by any Governmental Authority from time to time, including building permits, excavation permits or other consents relating to the construction, renovation, use or operation of a Property, but excluding any asset that is a liquor license under subsection (ix) below; (viii) any landlord's lien or innkeeper's lien or similar right created by law, in equity or by contract; (ix) to the maximum extent permitted by the applicable law of the State, any and all rights, title and interest in any liquor license, or similar permit, consent, certificate right or privileges necessary to permit an Operating Subsidiary or any other Person carrying on business at a Property to own, sell, serve, dispense and otherwise deal with alcoholic beverages; and (x) any and all right, title and interest arising from any rejection under the Bankruptcy Reform Act of 1978 (11 U.S.C. Sections 101-1330, as amended or supplemented from time to time, and any successor statute, and all of the rules issued or promulgated in connection therewith) of any lease under which an Operating Subsidiary is the lessee by the lessor or any sublessor.

        "Governmental Authority" means any government, any federal, state, local or other political subdivision thereof, and any entity exercising executive, legislative, judicial, quasi-judicial, regulatory or administrative functions of or pertaining to government.

        "Guaranty" means each guaranty of the Loans by the Operating Subsidiaries substantially in the form of the attached Exhibit "H" and "Guarantees" means all Guarantees of the Operating Subsidiaries.

        "Hereto," "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement unless the context otherwise indicates.

        "Hotel Accounts" mean any and all "accounts", as such term is defined in Section 9-106 of the Code, including any and all rights and claims in, to and under, all accounts, accounts receivable, contract rights and rights to payment for merchandise, goods or commodities sold or leased or to be sold or leased or for services rendered or to be rendered, however evidenced, including, without limitation, any of the room charges and other consideration paid by any lodger or guest for the use or occupancy of any guest room, banquet room, ballroom, recreational facility, parking structure or other part of a Hotel Property, specifically, including, without limitation, charges for any and all telephone calls, laundry and dry cleaning, parking, valet, room service, use of rooms, banquet rooms and movie or other entertainment, any office, copy, fax or other business machinery, and all other forms of obligations for the payment of money owing to an Operating Subsidiary arising out of the ownership and operation of a Hotel Property, all guaranties and security therefor, and letters of credit relating thereto.

        "Hotel Collateral" means each of the following related to the operation of the Hotel Properties: Equipment, Building Materials, Inventory, Fixtures, Chattel Paper, Hotel Accounts, Instruments,
Intellectual Property, Documents, General Intangibles, Books, Landscaping, and Proceeds.

        "Hotel Property" shall mean each of the Spring Lake Holiday Inn, Spring Lake, Michigan; the Thomas Edison Inn, Port Huron, Michigan; and the St. Clair Inn, St. Clair, Michigan and "Hotel Properties" shall mean all of such properties.

        "Indebtedness" means, as to the Borrower and the Operating Subsidiaries, all obligations that, in accordance with generally accepted accounting principles and practices, would be classified as liabilities upon a balance sheet.

        "Indebtedness for Borrowed Money" means, Indebtedness (i) in respect of any money borrowed by Borrower and its Operating Subsidiaries; (ii) under or in respect of any guaranty (whether direct or indirect) by Borrower and its Operating Subsidiaries of any Indebtedness for borrowed money of any other person; or (iii) evidenced by a loan or credit agreement, promissory note, debenture, bond or guaranty.

        "Instruments" means any and all "instruments", as such term is defined in Section 9-105(1)(i) of the Code, including negotiable instruments, certificated and uncertificated securities and every other writing which evidences a right to the payment of money.

        "Intellectual Property" means any and all of the following rights, properties and assets: (i) any and all patents and patent applications, domestic or foreign, all licenses relating to any of the foregoing and all income and royalties with respect to any licenses (including such patents, patent applications and patent licenses), all rights to sue for past, present or future infringement thereof, all rights arising therefrom and pertaining thereto and all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof; (ii) any and all copyrights and applications for copyright, domestic or foreign, together with the underlying works of authorship (including titles), whether or not the underlying works of authorship have been published and whether said copyrights are statutory or arise under the common law, and all other rights and works of authorship, all rights, claims and demands in any way relating to any such copyrights or works, including royalties and rights to sue for past, present or future infringement, and all rights of renewal and extension of copyright; (iii) any and all state (including common law), federal and foreign trademarks, service marks, logos and trade names, and applications for registration of such trademarks, service marks, logos and trade names, all licenses relating to any of the foregoing and all income and royalties with respect to any licenses (including such marks, names, applications and licenses), whether registered or unregistered and wherever registered, all rights to sue for past, present or future infringement or unconsented use thereof, all rights arising therefrom and pertaining thereto and all reissues, extensions and renewals thereof; (iv) any and all trade secrets, confidential information, customer lists, license rights, advertising materials, operating manuals, methods, processes, know-how, sales literature, drawings, specifications, blue prints, descriptions, inventions, name plates and catalogs; (v) any and all computer programs and software (including all source codes and object codes in media of any type or nature in which such source codes or object codes are reproduced, copied, stored or maintained at any time or from time to time and all licenses and other rights entitling an Operating Subsidiary to use, copy and reproduce such object codes and source codes and an Operating Subsidiary's rights in all licenses and other rights granted by an Operating Subsidiary to any other Person to copy, use, sell, market or reproduce computer software and such source codes and object codes); (vi) any and all rights, privileges and claims, under any franchise agreements, and other contracts, agreements or licenses permitting an Operating Subsidiary to use any General Intangible, including any trademarks, trade names, logos or service marks owned by any other Person; and (vii) the entire goodwill of or associated with the businesses now or hereafter conducted by an Operating Subsidiary connected with and symbolized by any of the aforementioned assets.

        "Inventory" means any and all "inventory", as such term is defined in Section 9-109(4) of the Code, (including goods in transit) in all of its forms, including: (i) any and all goods held by an Operating Subsidiary for sale or lease or other disposition or otherwise used in connection with a Property, including those held for display or demonstration or out on lease or consignment or to be furnished under a contract of service or so leased or furnished or provided for the use of the guests of a Property, whether or not for a separate fee; (ii) any and all operating supplies used at or in the operation of a Property, including upholstery supplies, cleaning supplies, office supplies, paint supplies, laundry supplies, janitorial supplies, inventories of food, beverages, recreational supplies and any other supplies used or consumed in or in connection with any Property or an Operating Subsidiary's business, and to the maximum extent permitted by applicable law of the State, liquor, wine and spirits; (iii) any and all raw materials, work in process, finished goods and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of the aforementioned goods or otherwise used or consumed in the operation of a Property or an Operating Subsidiary's business and the resulting product or mass, including all supplies of food, foodstuffs and beverages and contents and minibars; (iv) all repossessed, returned, rejected, reclaimed and replevied goods of the kind described in clauses (i) through (iii); and (v) all additions and accessions to any of the foregoing, and all other similar items hereafter acquired by an Operating Subsidiary by way of substitution, replacement, return, repossession or otherwise.

        "Landscaping" means any and all trees, plants and other items of landscaping and decoration owned or leased by an Operating Subsidiary to the extent that the same are not part of a Property under the applicable law of the State.

        "Lien" means any mortgage, pledge, hypothecation, assignment, security interest, lien, charge or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any lease having substantially the same economic effect as a conditional sale or title retention agreement, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

        "Life Insurance" means those policies of insurance on the life of Donald W. Reynolds listed on the attached Exhibit "Q" having a death benefit of not less than Five Million One Hundred Thousand and 00/100 Dollars ($5,100,000.00).

        "Loan A" means the Twelve Million and 00/100 Dollars
($12,000,000.00) loan secured by the Loan A Collateral.

        "Loan A Collateral" means the Loan A Mortgages, a perfected first-priority security interest in the Hotel Collateral and the Assignment of Franchise Agreements.

        "Loan A Mortgages" mean a first-priority mortgage, substantially in the form of the attached Exhibit "I", on the real estate underlying each Hotel Property more particularly described on the attached Exhibit "J."

        "Loan B" means the Three Million and 00/100 Dollars ($3,000,000.00) loan secured by the Loan B Collateral.

        "Loan B Collateral" means the Loan B Mortgages, a perfected first-priority security interest in the Loan B Personal Property, a perfected second-priority security interest in the Hotel Collateral, the Assignment of Life Insurance, the Assignment of Meritage Note and the Pledge Agreement.

        "Loan B Mortgages" mean first-priority mortgages, substantially in the form of the attached Exhibit "K" on the Assets to be Sold and second-priority mortgages, substantially in the form of the attached Exhibit "L" on the real estate underlying each Hotel Property more particularly described on the attached Exhibit "J."

        "Loan B Personal Property" means each of the following located on or created by or in connection with any of the Assets to be Sold: Equipment, Building Materials, Inventory, Fixtures, Chattel Paper, Accounts,
Instruments, Intellectual Property, Documents, General Intangibles, Books, Landscaping, and Proceeds.

        "Loans" mean Loan A and Loan B to be made by the Lender to the Borrower under this Agreement.

        "Loan Documents" mean the instruments delivered or to be delivered from time to time in connection with the Loans, including without limitation, this Agreement, the Notes, the Guarantees, the Assignment of Life Insurance, the Security Agreements, the Pledge Agreement, the Assignment of Meritage Note, the Meritage Certificate, the Environmental Indemnity Agreement, the Assignment of Franchise Agreements, the UCC Financing Statements, the Loan A Mortgages and the Loan B Mortgages.

        "Meritage" means Meritage Hospitality Group Incorporated, a Florida corporation.

        "Meritage Certificate" means the Certificate and Agreement of Meritage in the form of the attached Exhibit "M" dated as of the Closing Date.

        "Meritage Note" means the Ten Million Five Hundred Thousand and 00/100 Dollars ($10,500,000.00) Secured Promissory Note dated September 19, 1995 payable by Meritage to the Borrower.

        "Meritage Pledge Agreement" means the Stock Pledge Agreement dated September 19, 1995 between Meritage and the Borrower, as amended by a First Amendment to the Stock Pledge Agreement dated February 26, 1996 pursuant to which Meritage pledged to the Borrower One Million Five Hundred Thousand (1,500,000) shares of Borrower's common stock.

        "Mortgages" mean collectively the Loan A Mortgages and the Loan B Mortgages.

        "Notes" mean the promissory notes made by the Borrower to the order of the Lender, executed pursuant hereto in substantially the form of Exhibit "A" attached hereto with respect to Loan A and in substantially the form of Exhibit "B" attached hereto with respect to Loan B and any promissory note made by the Borrower in exchange or substitution for the Notes; and "Note" means any of the Notes.

        "Operating Subsidiaries" means each of the Guarantors.

        "PBGC" means the Pension Benefit Guaranty Corporation.

        "Pension Reform Act" means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

        "Permitted Lien" means:

                (i) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business that are not yet due and payable;

                (ii) Pledges or deposits made in the ordinary course of business to secure payment of workmen's compensation, or to participate in any fund in connection with workmen's compensation, unemployment insurance, old age pensions or other social security programs;

                (iii) Encumbrances consisting of zoning restrictions, ease-ments or other restrictions on the use of real property, none of which materially impairs the use of such property by an Operating Subsidiary in the operation of its business, and none of which is violated in any material respect by existing or proposed structures or land use;

                (iv)  Liens in favor of the Lender; and

                (v)  Liens set forth on Schedule 1.1(b) hereof.

        "Person" means any individual, corporation, partnership, joint venture, joint-stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof.

        "Plan" means a defined benefit plan as defined in the Pension Reform
Act.

        "Pledge Agreement" means the Pledge Agreement between the Borrower and the Lender in the form of the attached Exhibit "N" pursuant to which the stock of each of the Operating Subsidiaries is pledged to the Lender as collateral for Loan B.

        "Prime Rate" means the rate of interest announced from time to time by The Provident Bank, Cincinnati, Ohio, as its prime rate.

        "Proceeds" means any and all proceeds whether receivable or received from or upon the sale, lease, license, collection, use, exchange or other disposition, whether voluntary or involuntary, of any Collateral including "proceeds" as defined in Section 9-306 of the Code, any and all proceeds of any insurance, indemnity, warranty or guaranty payable to or for the account of an Operating Subsidiary from time to time with respect to any of the Collateral, any and all payments (in any form whatsoever) made or due and payable to an Operating Subsidiary from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), any and all other amounts from time to time paid or payable under or in connection with any of the Collateral or for or on account of any damage or injury to or conversion of any Collateral by any Person, and all proceeds of such proceeds.

        "Prohibited Transaction" has the meaning attributed thereto in the Pension Reform Act.

        "Property" shall mean each of the Hotel Properties and the Assets to be Sold and "Properties" shall mean all of the Hotel Properties and the Assets to be Sold.

        "Relevant Reference Period" means, with respect to a Computation Date, the period of four (4) consecutive fiscal quarters ending on such Computation Date.


        "Reportable Event" means any of the events set forth in Section 4043(b) of the Pension Reform Act or the regulations thereunder, other than any such event for which the Thirty (30) day notice requirement under the Pension Reform Act has been waived in regulations issued by the PBGC.

        "SEC" means the Securities and Exchange Commission, as from time to time constituted, created under the Act.

        "Security" has the meaning attributed thereto in Section 2(l) of the Act.

        "Security Agreements" mean each of the Security Agreements of even date between the Lender, as secured party, and the Operating Subsidiaries substantially in the form of Exhibit "O" attached hereto pursuant to which the Operating Subsidiaries shall grant a security interest in the Collateral to the Lender.

        "Special Dividend" means a dividend of Zero and 50/100 Dollars ($0.50) per share of the Borrower's Common Stock payable on or about March 30, 1996 to the Borrower's shareholders of record as of March 15, 1996.

        "State" shall mean the State of Michigan.

        "Stock Purchase Agreement" means that certain Stock Purchase and Sale Agreement by and among Meritage Hospitality Group Incorporated, Thomas Edison Inns, Inc., Donald W. Reynolds and Innkeepers Management Company dated September 19, 1995.


        "Subsidiary" means any corporation in which a majority of the outstanding shares are owned or controlled, directly or indirectly, by any Person.

        "Total Debt" means with respect to the Borrower at any time, all Indebtedness of the Borrower and its Subsidiaries as determined on a consolidated basis in accordance with GAAP.

        "Total Revenues from Hotel Operations" means all revenue generated by the Hotel Properties in the normal course of business, including, but not limited to, those arising from room rentals, retail space rentals, vending machine commissions, food and beverage service and telephone charges.

        "UCC Financing Statements" means the financing statements executed by an Operating Subsidiary and to be filed in order to perfect the security interest granted to the Lender under the Security Agreements.

SECTION  b.     Accounting Terms.

        All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

SECTION  c.     Use of Defined Terms.

        All terms defined in this Agreement shall have their defined meanings when used in the Notes and the other Loan Documents, unless the context otherwise indicates or requires.

                               ARTICLE 2.

                          LOAN TERMS AND AMOUNT

SECTION a.      Commitment.

        Subject to the terms and conditions of this Agreement, the Lender agrees to make the Loans to the Borrower.

SECTION b.      Use of Proceeds.

        The proceeds of the Loans shall be used exclusively for the following purposes: (i) to pay off the existing first mortgage loans secured by the Hotel Properties in the amount not to exceed Eleven Million Two Hundred Thirty Two Thousand and 00/100 Dollars ($11,232,000) plus interest accrued on such loans after February 10, 1995; (ii) to fund up to One Million and 00/100 Dollars ($1,000,000) in Capital Expenditures on the Hotel Properties; (iii) up to One Million Five Hundred Ten Thousand Seventy Five and 00/100 Dollars ($1,510,075) may be used to pay the Special Dividend; (iv) up to One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000) may be used to pay costs and expenses incurred by the Borrower or which the Borrower is responsible to pay or reimburse on behalf of others relating to the transactions through which Meritage became the controlling shareholder of the Borrower as described on the attached Schedule ; (v) up to Two Hundred Fifty Thousand and 00/100 Dollars ($250,000) may be used to pay the costs, fees and expenses incurred by the Borrower in connection with the Loans, including, but not limited to, title insurance fees, survey costs, closing costs and legal fees; and (vi) up to One Hundred Fifty Five Thousand and 00/100 Dollars ($155,000) may be used to pay real estate taxes incurred in connection with the Loans.

SECTION c.      Holdback for Environmental Cleanup.

        At the Closing, the Lender shall withhold One Hundred Twenty Five Thousand and 00/100 ($125,000) of the proceeds of Loan B pending the satisfactory completion of certain environmental remediation work at the Spring Lake Holiday Inn. The Borrower covenants and agrees to complete such work as soon as possible but in any event prior to September 30, 1996 and provide to Lender evidence satisfactory to the Lender that all required work has been completed and that such property requires no further cleanup under the terms of any applicable environmental laws. Upon receipt of such evidence together with evidence that the Borrower has paid all costs and expenses incurred in connection with such work, the Lender shall disburse such One Hundred Twenty Five Thousand and 00/100 Dollars ($125,000) to Borrower.

SECTION d.      Notes; Interest Rates.

        The Loans shall be evidenced by two promissory notes of the Borrower. The promissory note with respect to Loan A shall be in the principal amount of Twelve Million and 00/100 Dollars ($12,000,000.00) and shall be substantially in the form of Exhibit "A" attached hereto. The promissory note with respect to Loan B shall be in the principal amount of Three Million and 00/100 Dollars ($3,000,000.00) and shall be substantially in the form of Exhibit "B" attached hereto. Each Note shall bear interest at the rate provided for in such note.

        In the event that the Borrower shall be in default under the terms of the covenants contained in Section 4.2(d) or 4.2(e) hereof and until such time as the Borrower shall demonstrate to the Lender that it is then in compliance with such covenants, the interest rate payable with respect to Loan A shall be equal to the Prime Rate plus Three Percent (3%) and the interest rate payable with respect to Loan B shall be equal to the Prime Rate plus Ten Percent (10%); provided, however, nothing contained in this
Section 2.4 or elsewhere in this Loan Agreement shall prevent the Lender from exercising any other rights available to it hereunder, including, but not limited to, the imposition of the Default Rate or the acceleration of the maturity of all amounts payable hereunder.

SECTION e.      Payments of Interest and Principal.

        Interest accrued on the unpaid principal amount of the Notes and the principal of such Notes shall be due and payable as provided therein.

SECTION f.      Prepayment.

        The Borrower may, at its option, upon notice to the Lender, as provided in this Section 2.6, prepay the Notes at any time, as a whole or in part at the principal amount so to be prepaid, together with accrued interest thereon to the date fixed for such prepayment together with the premium, if any, relating to such prepayment provided for below.

        Subject to the terms of this Section 2.6, Borrower may, at its option, voluntarily prepay all or any part of Loan A at any time, or from time to time, without premium or penalty.


        Subject to the terms of this Section 2.6, Borrower may, at its option, voluntarily prepay Loan B in whole at any time, or in part in increments of One Hundred Thousand and 00/100 Dollars ($100,000.00) from time to time upon payment of all accrued interest on the amount so prepaid plus a prepayment premium of Ten Percent (10%) of the principal amount so prepaid; provided, however, no premium shall be payable if the Lender requires and the Lender shall have the right to require such prepayment from the proceeds of (i) the refinancing of Loan A for an amount in excess of the principal balance thereof at the time of such prepayment, (ii) the sale of any of the Assets to be Sold, (iii) any sale of or payment from the Life Insurance, (iv) any payment on the Meritage Note, (v) the sale of the Depot Building, or (vi) any tax refund received by Borrower for 1995. Proceeds from the sale of any of the Assets to be Sold shall, at the option of the Lender, be applied to prepay all or a portion of the amounts due under Loan B without premium or penalty. If the Lender requires the Borrower to use such proceeds to prepay Loan B, the balance of the proceeds, if any, may be used, at the option of the Lender to prepay all or a portion of Loan A or to make Capital Expenditures. If the Lender elects not to require the Borrower to use such proceeds to prepay Loan B, such proceeds may be used, at the option of the Borrower, to prepay all or a portion of Loan A or to make Capital Expenditures on the Hotel Properties. If the Borrower or the Lender shall receive or be entitled to receive any payments on the Life Insurance or the Meritage Note, such payments shall, at the option of the Lender, be applied to prepay all or a portion of the amounts due under Loan B without premium or penalty. If the Lender requires the Borrower to use such proceeds to prepay Loan B, the balance of such proceeds, if any, may be used, at the option of the Lender, to prepay all or a portion of Loan A or to make Capital Expenditures. If the Lender elects not to require the Borrower to use such proceeds to prepay Loan B, such proceeds may be used, at the option of the Borrower, to prepay all or a portion of Loan A, to make Capital Expenditures on the Hotel Properties or for working capital purposes. If the Borrower receives or is entitled to receive any cash compensation for the sale of the Depot Building, or any form of tax refund for 1995, such payments shall be applied to prepay all or a portion of the amounts due under Loan B without premium or penalty. Notwithstanding any other provision of this Agreement or any of the other Loan Documents, in the event of any prepayment because of foreclosure of the Mortgages or other judicial sale of the Collateral, there shall be due and payable a prepayment premium in the amount of ten percent (10%) of the amount prepaid.

        Notwithstanding any other provision of this Agreement or any of the other Loan Documents, the Lender shall not be required to release or subordinate any of the second mortgages on the Hotel Properties unless the Lender is satisfied in its sole and absolute discretion that it otherwise has sufficient collateral for Loan B.

        The Borrower shall give written notice to the Lender of any intended prepayment under either of the Notes not less than Thirty (30) days before the date fixed for prepayment, specifying the date fixed for such prepayment, the principal amount of the Note to be prepaid, and the premium, if any, and accrued interest applicable to such prepayment. Upon the giving of such notice, the unpaid principal amount of the Note to be prepaid, together with the premium, if any, and accrued interest thereon, shall become due and payable on the date fixed for such prepayment. If after giving notice to the Lender, Borrower fails to make the prepayment of which it gives notice to the Lender, Borrower shall pay an administrative fee equal to the greater of One Percent (1%) of the intended prepayment or the amount of the prepayment premium payable with respect to such prepayment within Three (3) days after the date fixed for such prepayment, which payment shall reinstate the Loan which was to have been prepaid in accordance with the terms and provisions of the applicable Note and this Agreement and shall not constitute a Default or Event of Default hereunder.

        Any amounts prepaid with respect to Loan A or Loan B shall be applied to the payments due under such Loans in the inverse order of maturity.

SECTION g.      Manner of Payments; Computation of Interest.

        Interest on the Notes shall be calculated on the basis of a three hundred sixty (360) day year composed of twelve (12) months each having thirty (30) days.

        All payments (including prepayments) by the Borrower on account of principal or, premium, if any, and interest on, the Notes shall be made to the Lender at the address specified in Section 7.6 hereof (or at such other place as the Lender shall notify the Borrower in writing), in lawful money of the United States of America and in immediately available funds.

        If any payment to be made under the Notes becomes due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day.

SECTION h.      Exchange of Notes.

        At the written request of the holder of the Notes and upon surrender of the Notes for such purposes, the Borrower shall, at any time and at its expense (other than any transfer taxes) issue new Notes to the Lender or to another entity designated by the Lender which is an Affiliate of AFG in exchange for such Notes in denominations not smaller than One Million and 00/100 Dollars ($1,000,000.00) specified by such holder, in an aggregate principal amount equal to the unpaid principal amount of the Notes so sur-rendered and substantially in the form of Exhibit "A" or Exhibit "B", as applicable, with appropriate insertions and variations, and bearing interest from the date to which interest has been paid on the Notes so surrendered; provided, however, that Borrower's obligation to issue new Notes pursuant to this Section 2.8 shall be subject to delivery to Borrower by the holder of the Notes of a representation substantially similar to that contained in
Section 3.2(b) hereof.

SECTION i.      Commitment Fee.

        Borrower shall pay to the Lender at Closing an amount equal to One Percent (1%) of each Loan as a loan fee.

                               ARTICLE  3.

                     REPRESENTATIONS AND WARRANTIES

SECTION a.      Representations and Warranties of the Borrower and
the Operating Subsidiaries.

        In order to induce the Lender to enter into this Agreement and to make the Loans, the Borrower and each Operating Subsidiary makes the following representations and warranties to the Lender:

        i. Corporate Existence. The Borrower and each of the Operating Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan.

        ii. Power and Authority. The Borrower and each of the Operating Subsidiaries have full power, authority and legal right, material governmental permits, consents and licenses, and all other authorizations which are necessary for them to own, lease and operate their respective properties and to transact the business in which each is engaged.

        iii. Qualification. The Borrower and each of the Operating Subsidiaries is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction in which the conduct of their respective businesses or the ownership of their respective assets requires such qualification except where the failure to be so qualified would not have a material adverse effect on the Borrower or any of the Operating Subsidiaries or their respective operations.

        iv. Transaction Authority and Proceedings. Except as set forth on Schedule 3.1(d) hereto, the Borrower and each of the Operating Subsidiaries has all requisite power, authority and legal right to execute, deliver and perform all of their respective obligations under this Agreement, the Notes and the other Loan Documents to which each of them is a party; the execution, delivery and performance by the Borrower and each of the Operating Subsidiaries of this Agreement, the Notes and the other Loan Documents to which each of them is a party have been duly authorized by all necessary corporate action, and do not and will not require any consent or approval of any other party, including the stockholders of the Borrower.

        v. No Legal Bar. Except as set forth on Schedule 3.1(e) hereto, the execution, delivery and performance by the Borrower and each of the Operating Subsidiaries of this Agreement, the Notes and the other Loan Documents to which each of them is a party do not and will not (i) violate any material provision of any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award presently in effect, or the certificate of incorporation, charter, by-laws or any preferred stock provision of the Borrower or any of the Operating Subsidiaries; nor (ii) result in a material breach of or constitute a material default under any existing Indebtedness, mortgage, indenture, loan or credit agreement, or any other agreement, lease or instrument to which the Borrower or any Operating Subsidiary is a party or by which the Borrower, any of the Operating Subsidiaries or their respective properties may be bound or affected; nor (iii) result in the creation or imposition of any Lien on any of the properties or assets of the Borrower or any of the Operating Subsidiaries except as contemplated by this Agreement.

        vi. Execution, Binding Effect. This Agreement has been duly executed and delivered by the Borrower and each of the Operating Subsidiaries and constitutes, and the Notes and other Loan Documents to which each of the Borrower and the Operating Subsidiaries are parties when executed and delivered by the Borrower and each of the Operating Subsidiaries will constitute, legal, valid and binding obligations of each of the Borrower and the Operating Subsidiaries, as the case may be, enforceable against such entities in accordance with their respective terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally or by the availability of equitable remedies.

        vii. Litigation. Except as set forth on Schedule 3.1(g) hereto, there are no actions, suits, investigations, claims or proceedings (whether or not purportedly on behalf of the Borrower or an Operating Subsidiary) pending or, to the knowledge of the Borrower or an Operating Subsidiary, threatened against or affecting the Borrower, any of the Operating Subsidiaries or any of their respective properties before or by any court, arbitrator or governmental body, which would, if determined adversely to the Borrower or any of the Operating Subsidiaries, have a material adverse effect on the financial condition, business or operations of the Borrower or any of the Operating Subsidiaries or the ability of such entities to perform their obligations under this Agreement, the Notes and the other Loan Documents.

        viii. Default. Except as set forth on Schedule 3.1(h) hereto, neither the Borrower nor any of the Operating Subsidiaries is in default and no condition exists which, with the passing of time, and/or the giving of notice would constitute a default or an event of default under any existing Indebtedness, order, writ, judgment, injunction, decree, determination, award, indenture, agreement, lease or other instrument to which the Borrower or any of the Operating Subsidiaries is a party or by which the Borrower or any of the Operating Subsidiaries is subject or bound.

        ix. Government Consents, Registration, Etc. To the best of Borrower's knowledge after diligent inquiry, no authorization, consent, approval, license, exemption, filing, qualification or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary in connection with the execution, delivery or performance by the Borrower or the Operating Subsidiaries of this Agreement, the Notes or the other Loan Documents or the transactions contemplated hereby or thereby. Neither the Borrower nor any of the Operating Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Interstate Commerce Act, or any statute or regulation which regulates the incurring of Indebtedness for Borrowed Money.

        x. Designated Contracts. Except as set forth on Schedule 3.1(j), no authorization, consent or approval from any party, is or will be necessary in connection with the Assignment of Franchise Agreements.

        xi. Principal Office; Name. The principal place of business, the chief executive office and the place at which the books and records of the Borrower and the Operating Subsidiaries are kept is 40 Pearl Street, N.W., Suite 900, Grand Rapids, Michigan 49503. All other locations where the Borrower and the Operating Subsidiaries conduct business or own real or personal property are listed on Schedule 3.1(k) hereto.

        xii. Private Offering. The Borrower has not, either directly or indirectly, offered the Notes or any similar security of the Borrower or the Operating Subsidiaries to, or solicited offers to acquire from, or otherwise approached or negotiated with respect thereto with, any Person other than the Lender. Neither the Borrower nor anyone acting on its behalf shall offer the Notes or any part thereof or any similar securities for issue or sale to, or solicit any offer to acquire any of the same from, anyone so as thereby to bring the issuance of the Notes within the provisions of
Section 5 of the Act.

        xiii. Finder's Fee. Neither the Borrower nor any of the Operating Subsidiaries have made any agreement or taken any action which may cause anyone to become entitled to a commission or finder's fee as a result of the making of the Loans.

        xiv. Financial Statements; Indebtedness. To the best of Borrower's knowledge after diligent inquiry, the consolidated balance sheet of the Borrower as of November 30, 1994, and the related consolidated state-ments of income and retained earnings and consolidated statements of cash flows for the fiscal year ended on November 30, 1994, reported upon by Grant Thornton LLP, independent public accountants, copies of which have been furnished to the Lender, (x) have been prepared in accordance with GAAP and are complete and correct in all material respects, and (y) fully and fairly present the financial condition of the Borrower as at such date and the results of operations of the Borrower for the period covered thereby;

                (1) the consolidated balance sheet of the Borrower as of August 31, 1995 and the related consolidated statements of income and retained earnings and consolidated statements of cash flows for the nine months ended August 31, 1995, copies of which have been furnished to the Lender, (x) have been prepared in accordance with GAAP and are complete and correct in all material respects, (y) fully and fairly present the financial condition of the Borrower at such date and the results of operations of the Borrower for the period covered thereby, and
                        (z) since August 31, 1995, there has been no material adverse change in such condition or operations;

                (2) since August 31, 1995 the Borrower has incurred no material Indebtedness of any nature which remains unpaid, including, but without limitation, liabilities for taxes and any interest or penalties relating thereto, except to the extent listed on
                        Schedule 4.2(c) hereof; and the Borrower does not know of any basis for the assertion against the Borrower of any material claim or liability of any nature not fully reflected and reserved against in the financial statements referred to in the preceding paragraph.

        The Borrower owns no assets except for the Meritage Note, the Meritage Pledge Agreement, and the common stock of the Operating
Subsidiaries. The Operating Subsidiaries have good and marketable title to the Hotel Properties, the Assets to be Sold and the Collateral, free, clear and unencumbered except for Permitted Liens.

        xv. Taxes. To the best of Borrower's knowledge after diligent inquiry, the Borrower and the Operating Subsidiaries have filed all tax returns (Federal, state and local) required to be filed (except those as to which valid extensions of time have been granted) and paid all taxes, assessments, fees and other governmental charges imposed upon the Borrower, the Operating Subsidiaries or upon any of their respective properties, income or franchises, which are due and payable (except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided). All tax liabilities of the Borrower and the Operating Subsidiaries are adequately provided for, and neither Borrower nor any Operating Subsidiary knows of any proposed additional tax assessment against it or the Operating Subsidiaries not adequately provided for in the Balance Sheet of the Borrower at August 31, 1995, described in Section hereof. The provision for taxes on the books of the Borrower and each Subsidiary is adequate for each of their respective current fiscal periods.

        xvi. Regulations U and G. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying "margin securities" (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Loan will be used to extend credit to others for the purpose of purchasing or carrying any "margin securities." The Borrower does not own any "margin securities" (as defined in Regulation G of the Board of Governors of the Federal Reserve System) which in the aggregate would constitute a substantial part of the assets of the Borrower.

        xvii. Commitments. Except as described on Schedule 3.1(q) hereto, neither the Borrower nor any of the Operating Subsidiaries have any material lease, contract or commitment of any kind which provides for an annual expenditure in excess of Fifty Thousand and 00/100 Dollars ($50,000.00); to the best knowledge of the Borrower and each Operating Subsidiary, all parties (including the Borrower and the Operating Subsidiaries) to all such material leases, contracts and other commitments have complied with all material provisions of such leases, contracts and other commitments; no party is in default under any thereof and no event has occurred which, but for the giving of notice or the passage of time, or both, would constitute a default.

        xviii. Compliance With Law. The Borrower and each of the Operating Subsidiaries have complied with all material applicable laws, ordinances, governmental rules or regulations with respect to:

                (1) any restrictions, specifications, or other requirements pertaining to products that the Borrower and the Operating Subsidiaries sell or to the services they perform;

                (2)     the conduct of their respective businesses; and

                (3) the use, maintenance and operation of the real and personal properties owned or leased by them in the conduct of their respective businesses.

        xix. Subsidiaries. Except for the Operating Subsidiaries, the Borrower has no Subsidiaries.

        xx. Disclosure. No information, exhibit or report furnished by the Borrower or any Operating Subsidiary to the Lender in connection with the negotiation of the Loan, or the Loan Documents contain any material misstatement of fact or omit to state a material fact necessary to make the statements contained therein not misleading.

        xxi. Restrictions on Borrower. Except and as provided under the Articles of Incorporation and Bylaws of the Borrower and the Operating Subsidiaries, there are no limitations in any indenture, mortgage, deed of trust or other agreement or instrument to which the Borrower or any of the Operating Subsidiaries is now a party or by which the Borrower or any of the Operating Subsidiaries may now be bound with respect to the declaration and payment of dividends or other distributions on its capital stock, the incurrence of indebtedness or payment of interest thereon, nor any provision which, by requiring the maintenance of specified amounts of net current assets, ratios of current assets to liabilities, ratios of equity or surplus to debt, or otherwise, directly or indirectly has the effect of such a limitation.

        xxii. Capitalization. The authorized and issued capital stock of the Borrower and each of the Operating Subsidiaries is set forth on Schedule 3.1(v) hereto. Except as is therein disclosed, there are no shares of any class of capital stock of Borrower or the Operating Subsidiaries issuable upon conversion or exercise of any security of the Borrower, nor are there any rights, options or warrants outstanding to purchase shares of any class of capital stock of Borrower set forth on Schedule 3.1(v). The Borrower owns all of the outstanding equity securities of each of the Operating Subsidiaries free, clear and unencumbered by all Liens, except Liens in favor of Lender.

        xxiii. Investment Company. The Borrower is not an investment company within the meaning of the Investment Company Act of 1940, as amended, nor, to the best of the Borrower's knowledge, is it, directly or indirectly, controlled by or acting on behalf of any person which is an investment company within the meaning of said Act.

        xxiv. ERISA. All Defined Benefit Pension Plans (as defined in the Pension Reform Act) of the Borrower or any Affiliate of the Borrower meet, as of the date hereof, the minimum funding standards of Section 302 of the Pension Reform Act, and no Reportable Event or Prohibited Transaction has occurred with respect to any such plan. No fact, including, but not limited to, any Reportable Event or prohibited transaction exists in connection with any Plan of Borrower or any Affiliate of the Borrower which might constitute grounds for the termination of any such Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan.

        xxv. Condition of Assets. Since August 31, 1995, neither the business nor the properties of the Borrower or the Operating Subsidiaries have been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition, or taking of property or cancellation of contracts, permits or concessions by any domestic or foreign government or agency thereof, riot, activities of armed forces or acts of God or of any public enemy.

SECTION b.      Representations and Warranties of the Lender.

        The Lender makes the following representations and warranties to the Borrower and the Operating Subsidiaries:

        i. Corporate Organization. The Lender is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite power and authority to carry on its business as now conducted.

        ii. Investment Representation. The Lender is acquiring the Notes in the ordinary course of its commercial lending business for its own account for investment and not with a view to, or for sale in connection with, the distribution thereof within the meaning of the Act, but subject, nevertheless, to any requirement of law that the disposition of its property shall at all times be within its control, and without prejudice to its right at all times to sell or otherwise dispose of all or any part of the Notes under a registration or exemption from registration available under the Act.

        iii. Corporate Authority. The Lender has taken all corporate action necessary to authorize the execution, delivery and performance of all obligations on its part to be performed hereunder. The execution and delivery of this Agreement is not, and the performance of this Agreement will not result in, a breach of any of the terms, conditions or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or other agreement, or the Certificate of Incorporation or By-Laws of the Lender, as presently in effect, or any order, writ, injunction, rule or regulation of any court or Federal, state, county, municipal or other regulatory board or body or administrative agency having jurisdiction over the Lender or over its properties or its business. No event has occurred and no condition exists which, upon making of the Loans or the passing of time, would constitute a default or an event of default under any agreement, other instrument or understanding to which the Lender is a party or by which it is bound.

        iv. Finders Fee. The Lender has not made any agreement or taken any action which may cause anyone to become entitled to a commission or finder's fee as a result of the making of the Loans.

SECTION c.      Survival of Representations.

        All representations and warranties made by the Borrower, the Operating Subsidiaries and Lender in this Agreement and the other Loan Documents shall survive the execution and delivery of such instrument and the making of the Loans.

                               ARTICLE 4.

                                COVENANTS

        The Borrower and each Operating Subsidiary covenants and agrees that from the date of this Agreement until all of the principal amount of and interest due on the Notes and all other amounts due hereunder shall have been duly paid in full in lawful money the Borrower and the Operating Subsidiaries will comply with the following covenants.

SECTION a.      General Covenants.

        i. Financial Statements and Reports. The Borrower will maintain an adequate system of accounting in which complete entries are made in accordance with GAAP reflecting all financial transactions of the Borrower, and the Borrower will furnish to the Lender the following:

                (1) Annual Financial Statements. Within ninety (90) days after the close of each fiscal year an audit report, prepared in accordance with GAAP, certified by nationally recognized independent certified public accountants, including a consolidated balance sheet of the Borrower as of the end of such period, the related consolidated statements of income and retained earnings and the consolidated statements of cash flows for the Borrower for the fiscal year then ended;

                (2)     Quarterly Financial Statements.  Within forty-five
                        (45) days after the close of each fiscal quarter, unaudited statements at the close of such quarter, including a consolidated balance sheet of the Borrower as of the end of such period, the related consolidated statements of income and retained earnings and the consolidated statements of cash flows for the Borrower for the quarter then ended, certified by a responsible officer of the Borrower;

                (3) Monthly Operating Reports. Within twenty (20) days after the close of each month, operating reports and other financial information in such format as is reasonably requested by the Lender detailing the results of operations for each of the Hotel Properties;

                (4) Annual Operating Budget. At least fifteen (15) days prior to the start of each fiscal year, an annual operating and Capital Expenditure budget for each Hotel Property, including cash flow projections for the upcoming fiscal year, presented on a monthly basis consistent with the operating statements referred to in clauses (ii) and (iii) above;

                (5) No Default Certificate. Together with the annual and quarterly financial statements required hereunder, a certificate signed by the President or any Vice President of the Borrower to the effect that no Default under this Agreement exists, that the Borrower is in full compliance with each of the financial covenants set forth in Section 4.2 hereof, and that no condition exists which with the passage of time or the giving of notice or both would give rise to a Default hereunder except as specified in such certificate;

                (6) SEC and Shareholder Reports. Promptly after the sending or making available or filing of the same, copies of all reports, proxy statements and financial statements that the Borrower sends or makes available to its stockholders and all registration statements and reports that the Borrower files with the Securities and Exchange Commission or any successor Person;

                (7) Tax Returns. Within ten (10) days of the Lender's request therefor, the Borrower and the Operating Subsidiaries will furnish to the Lender copies of the federal income tax returns filed by the Borrow-er and the Operating Subsidiaries; and

                (8) Additional Information. Such other information as the Lender may from time to time reasonably request.

        ii. Corporate Existence. The Borrower and each of the Operating Subsidiaries will carry on and conduct their respective businesses in substantially the same manner and in substantially the same fields of enter-prise as they are presently conducted and do all things necessary to preserve corporate existences, licenses or qualifications as a domestic corporation in their respective jurisdictions of incorporation and as a foreign corporation in every jurisdiction in which the character of their respective properties or the nature of the business transacted by them at any time makes qualification as a foreign corporation necessary, and maintain all other material corporate rights and franchises.

        iii. Merger. Neither the Borrower nor any of the Operating Subsidiaries will merge or consolidate with or into, or sell, assign, lease or otherwise dispose of to any Person (whether in one transaction or in a series of transactions) all or substantially all of its properties and assets (whether now owned or hereafter acquired); provided, however, that any of the Operating Subsidiaries may be merged into the Borrower with Thirty (30) days prior notice to the Lender.

        iv. Compliance with Laws. The Borrower and each of the Operating Subsidiaries will comply with all laws, rules and regulations of any governmental body to which each may be subject and maintain and keep in full force and effect all franchises, licenses, permits, approvals or certificates required by governmental authorities material to the conduct of their respective businesses.

        v. Principal Office. Each of the Borrower and the Operating Subsidiaries will maintain their respective principal place of business, chief executive office and the place at which their respective books and records are kept within the United States of America, and will not change the location of their respective principal place of business, chief executive office or the place at which their respective books and records are kept from the address specified in Section 3.1(k) hereof unless they shall have given the Lender at least Thirty (30) days prior written notice of such change.

        vi. Default Notice. The Borrower will give prompt notice in writing to the Lender of any Default or Event of Default hereunder, or of any condition which with the passage of time or the giving of notice or both would give rise to a Default or an Event of Default hereunder, and of any development, financial or otherwise, which would materially adversely affect their respective businesses, properties or affairs or the ability of the Borrower and the Operating Subsidiaries to perform their respective obligations under this Agreement, the Notes, or under any other Loan Document.

        vii. Use of Proceeds. The Borrower will use the proceeds of the Loans for the purposes set forth in Section 2.2 hereof and not for the purpose of purchasing or carrying any margin stock so as to cause the Lender to be in violation of Regulations G or U of the Board of Governors of the Federal Reserve System.

        viii. Further Assurances. The Borrower and the Operating Subsidiaries will execute and deliver to the Lender, as requested by it, all further instruments, documents and agreements which may be deemed reasonably necessary and desirable by the Lender to carry out and perform the intent and purpose of this Agreement, the Notes and the other Loan Documents.

        ix. Taxes and Other Claims. The Borrower and the Operating Subsidiaries will promptly pay and discharge (i) all taxes, assessments and governmental charges and levies upon income, profits or property, real, personal or mixed, or any part thereof, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon their properties, provided, however, that neither the Borrower nor any of the Operating Subsidiaries shall be required to pay or cause to be paid any tax, assessment, charge, levy or claim which is contested in good faith by appropriate proceedings and with respect to which it shall have set aside or caused to be set aside on its books reserves adequate therefor.

        x. Insurance. The Borrower and each Operating Subsidiary will keep and maintain public liability insurance and property and casualty insurance on their respective properties in such amounts and against such risks as provided for in the other Loan Documents, but, in any event, as are customarily maintained by similar businesses, including without limitation thereto, public liability, fire (with extended coverage) and workmen's compensation insurance and employee fidelity insurance. The Borrower and the Operating Subsidiaries shall make all premium payments required under the terms of the Life Insurance, and shall not attempt to cancel such policies or make any loans thereunder.

        xi. Maintenance of Properties. Each of the Borrower and the Operating Subsidiaries will do all things reasonably necessary to materially maintain, preserve, protect and keep its properties in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements, including Capital Expenditures, so that each of such properties is maintained in first-class operating condition, provided, however, the Borrower or any Operating Subsidiary may, with the Lender's prior written consent, demolish or cause to be demolished, the buildings, improvements and the Loan B Personal Property located on or related to the ancillary buildings adjacent to the St. Clair Inn, the commercial properties adjacent to the St. Clair Inn, and the residential properties adjacent to the Thomas Edison Inn.

        xii. ERISA. With respect to any Plan of the Borrower or any Affiliate of the Borrower, the Borrower or such Affiliate will (i) make prompt payments of contributions required to meet the minimum funding standards set forth in Sections 302 through 305 of the Pension Reform Act,
(ii) promptly after the filing thereof, furnish to the Lender copies of each annual report required to be filed pursuant to Section 103 of the Pension Reform Act in connection with such Plan for each Plan year, including, if required by Section 103, (x) a statement of the assets and liabilities of such Plan as of the end of such Plan year and statements of changes in fund balance and in financial position, or a statement of changes in net assets available for Plan benefits, for such Plan year, certified by independent public accountants of recognized standing acceptable to the Lender, and (y) to the extent required by the Pension Reform Act, an actuarial statement of such Plan applicable to such Plan year, certified by an enrolled actuary of recognized standing acceptable to the Lender, (iii) notify the Lender immediately of any fact, including, but not limited to, any Reportable Event or Prohibited Transaction, arising in connection with any Plan which might constitute grounds for the termination thereof by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer the Plan, and (iv) furnish to the Lender, promptly upon its request therefor, such additional information concerning any Plan as may be reasonably requested.

        xiii. SEC Filings. The Borrower will deliver to the Lender copies of (i) all documents filed or delivered by the Borrower with or received by such Person from the SEC or any successor agency, any securities exchange and any state blue sky or securities law commission which relates to or affects the Borrower, and (ii) all notices and other materials transmitted to its shareholders generally.

        xiv. Litigation. The Borrower and the Operating Subsidiaries will deliver to the Lender immediately after the commencement thereof, notice in writing of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower or any of the Operating Subsidiaries of the type described in Section 3.1(g) hereof.

        xv. Inspection. The Borrower and the Operating Subsidiaries will permit the Lender, its representatives and agents, to visit and inspect any of the properties, corporate books and financial records of the Borrower and the Operating Subsidiaries, to examine and make copies of the books of accounts and other financial records of the Borrower and the Operating Subsidiaries, to examine and make copies of the books of accounts and other financial records of the Borrower and the Operating Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and the Operating Subsidiaries, and to be advised as to the same by, the officers of, and the independent certified public accountants for, the Borrower at such reasonable times and intervals as the Lender may designate.

SECTION b.      Additional Covenants.

        i. Acquisition of Non-Core Assets. Borrower shall not purchase any assets and shall not incur any obligations which are unrelated to and are not required in connection with the operation of the Hotel Properties.

        ii. Restricted Payments. Except for the payment of the Special Dividend, the Borrower will not, without the prior written consent of the Lender, declare or pay any dividends, purchase, redeem, retire, or otherwise acquire for value any of its capital stock now or hereafter outstanding, return any capital to its stockholders as such.

        iii. Indebtedness. Neither the Borrower nor any of the Operating Subsidiaries will incur or suffer to exist any Indebtedness except (i) Indebtedness evidenced by the Notes, (ii) Indebtedness with those lenders and creditors listed on Schedule 4.2(c) hereto in amounts not in excess of the amounts listed thereon, (iii) trade indebtedness incurred in the ordinary course of business, and (iv) any additional Indebtedness incurred to refinance or refund Loan A so long as the amount of such Indebtedness does not exceed Fifteen Million and 00/100 Dollars ($15,000,000).

        iv. Minimum Net Worth. Borrower's total stockholders' equity as reported on the consolidated balance sheet to be delivered in accordance with Section 4.1(a)(i), (ii) and (iii) hereof shall not, be less than the following amounts for the following periods:

                COMPUTATION DATE                STOCKHOLDERS' EQUITY

                November 30, 1996                       $2,500,000
                February 28, 1997                       $2,750,000
                May 31, 1997                            $3,000,000
                August 31, 1997                         $3,250,000
                November 30, 1997                       $3,500,000

and for each fiscal quarter thereafter, as long as either Loan is outstanding, stockholders' equity shall not be less than Two Hundred Fifty Thousand and 00/100 Dollars ($250,000) in excess of the amount of stockholders' equity required in the immediately preceding fiscal quarter.

        v.      Coverage Ratios.

                (1) On each Computation Date set forth below, for the Relevant Reference Period the ratio of (x) actual consolidated EBITDA of Borrower to (y) Debt Service of Borrower shall not be less than the ratios listed below:

                COMPUTATION DATE                REQUIRED RATIO

                November 30, 1996               2.4 to 1
                February 28, 1997               2.4 to 1
                May 31, 1997                    2.4 to 1
                August 31, 1997                 2.4 to 1
                November 30, 1997               2.2 to 1
                February 28, 1998               2.2 to 1
                May 31, 1998                    2.2 to 1
                August 31, 1998                 2.2 to 1
                November 30, 1998               2.4 to 1
                February 28, 1999               2.4 to 1
                May 31, 1999                    2.4 to 1
                August 31, 1999                 2.4 to 1
                November 30, 1999               2.9 to 1
                February 28, 2000               2.9 to 1
                May 31, 2000                    2.9 to 1
                August 31, 2000                 2.9 to 1
                November 30, 2000               3.3 to 1
                February 28, 2001               3.3 to 1
                May 31, 2001                    3.3 to 1
                August 31, 2001                 3.3 to 1
                November 30, 2001               4.0 to 1
                February 28, 2002               4.0 to 1
                May 31, 2002                    4.0 to 1
                August 31, 2002                 4.0 to 1
                November 30, 2002 and           5.1 to 1
                each fiscal quarter
                thereafter

                (2)             On each Computation Date set forth below,
                        for the Relevant Reference Period the ratio of (x) actual consolidated EBITDA minus Capital Expenditures of Borrower to (y) Debt Service of Borrower shall not be less than the ratios listed below:

                COMPUTATION DATE                REQUIRED RATIO

                November 30, 1996               0.8 to 1
                February 28, 1997               0.8 to 1
                May 31, 1997                    0.8 to 1
                August 31, 1997                 0.8 to 1
                November 30, 1997               1.4 to 1
                February 28, 1998               1.4 to 1
                May 31, 1998                    1.4 to 1
                August 31, 1998                 1.4 to 1
                November 30, 1998               1.6 to 1
                February 28, 1999               1.6 to 1
                May 31, 1999                    1.6 to 1
                August 31, 1999                 1.6 to 1
                November 30, 1999               2.4 to 1
                February 28, 2000               2.4 to 1
                May 31, 2000                    2.4 to 1
                August 31, 2000                 2.4 to 1
                November 30, 2000               2.8 to 1
                February 28, 2001               2.8 to 1
                May 31, 2001                    2.8 to 1
                August 31, 2001                 2.8 to 1
                November 30, 2001               3.3 to 1
                February 28, 2002               3.3 to 1
                May 31, 2002                    3.3 to 1
                August 31, 2002                 3.3 to 1
                November 30, 2002 and           4.2 to 1
                each fiscal quarter
                thereafter


                (i) On each Computation Date set forth below, for the Relevant Reference Period the ratio of (x) Total Debt of Borrower to (y) EBITDA of Borrower shall not be greater than the ratios listed below:



                COMPUTATION DATE                REQUIRED RATIO

                November 30, 1996               4.1 to 1
                February 28, 1997               4.1 to 1
                May 31, 1997                    4.1 to 1
                August 31, 1997                 4.1 to 1
                November 30, 1997               2.9 to 1
                February 28, 1998               2.9 to 1
                May 31, 1998                    2.9 to 1
                August 31, 1998                 2.9 to 1
                November 30, 1998               2.4 to 1
                February 28, 1999               2.4 to 1
                May 31, 1999                    2.4 to 1
                August 31, 1999                 2.4 to 1
                November 30, 1999               2.0 to 1
                February 28, 2000               2.0 to 1
                May 31, 2000                    2.0 to 1
                August 31, 2000                 2.0 to 1
                November 30, 2000               1.7 to 1
                February 28, 2001               1.7 to 1
                May 31, 2001                    1.7 to 1
                August 31, 2001                 1.7 to 1
                November 30, 2001               1.5 to 1
                February 28, 2002               1.5 to 1
                May 31, 2002                    1.5 to 1
                August 31, 2002                 1.5 to 1
                November 30, 2002 and           1.3 to 1
                each fiscal quarter
                thereafter


                vi. Limitation on Capital Expenditures. Except as set forth in the following sentence, neither Borrower nor any Operating Subsidiary will make or contract to make Capital Expenditures during any fiscal year in excess of the following amounts:


     Fiscal year ending November 30            Limitation

                        1996                   $2,500,000
                        1997                   $1,500,000
                        1998                   $1,500,000
                        thereafter             4% of Total Revenues from
                                               Hotel Operations


        In any fiscal year, if the Borrower determines that it is unable or it is unnecessary to make all Capital Expenditures permitted by this section, it may carry over such unused amounts to the immediately following fiscal year, which unused amounts shall be expended first prior to the use of such fiscal year's Capital Expenditures budget.

                vii. Ownership and Control of Borrower. Subject to the restrictions regarding Meritage's ability to vote its shares of Borrower's Common Stock in connection with the election of Class II directors contained in Article III of the Borrower's Bylaws, as amended, at all times after the date hereof, Christopher B. Hewett ("Hewett") shall own not less than 50% of the outstanding equity securities having the power to vote of Meritage, Meritage shall own and control, directly, both legally and beneficially, with the power to vote, Fifty-One Percent (51%) or more of the issued and outstanding shares of the common stock of Borrower, or in the event of an issuance of common stock by the Borrower, Meritage shall, directly, legally and beneficially, own more shares of Borrower's common stock than any other shareholder or group of shareholders acting in concert and have sufficient control to cause the election of persons nominated by Meritage as a majority of the Borrower's directors, and Hewett or another person acceptable to the Lender in its sole and absolute discretion shall serve as the President and Chief Executive Officer of the Borrower with all authority and responsibility generally exercised by persons in similar offices.

                viii.   Ownership and Control of the Operating
                        Subsidiaries. The Borrower shall continue to own One Hundred Percent (100%) of the outstanding equity securities of each of the Operating Subsidiaries and no additional equity securities shall be issued by any of the Operating
                        Subsidiaries.

                ix. Lease Obligations. Neither Borrower nor any Operating Subsidiary will incur or suffer to exist any lease obligations (including Capitalized Lease Obligations) except (i) lease obligations presently in existence and listed on Schedule 4.2(i) hereto, and (ii) other lease obligations provided the ag-gregate annual rental payments under all such other leases shall not exceed Fifty Thousand and 00/100 Dollars ($50,000.00).

                x. Sale and Leaseback. Neither Borrower nor any Operating Subsidiary will enter into any sale and leaseback transaction with respect to their respective assets.

                xi. Investment and Loans. Except for the Meritage Note, neither Borrower nor any Operating Subsidiary will make or permit to exist any loans or advances, to, or purchases of or investments in, or acquisitions from any officer, shareholder, director or employee of the Borrower or any Operating Subsidiary.

                xii. Guarantees and Other Contingent Liabilities. Neither Borrower nor any Operating Subsidiary will directly or indirectly, guarantee, endorse (other than for collection or deposit in the ordinary course of business), discount with recourse, agree (contingently or otherwise) to purchase, repurchase or otherwise acquire or to supply or advance funds (whether by way of loan, stock purchase or capital contribution) in respect of, or become liable with respect to, directly or indirectly, any indebtedness, obligation, liability or dividend of any other person.

                xiii. Encumbrances. Neither Borrower nor any Operating Subsidiary will incur, or suffer to exist any pledge, mortgage, assignment or other encumbrance of or upon any of their respective assets or properties now owned, or of or upon the income or profits thereof, except Permitted Liens.

                xiv. Limitation on Encumbrances. Neither Borrower nor any Operating Subsidiary will enter into or suffer to exist any indenture, contract or other instrument or agreement with any Person which prohibits it from creating, incurring or suffering to exist any mortgage, pledge, lien, security interest or other encumbrance upon their respective assets and properties now owned, except as provided in this Agreement.

                xv. Prepayments. Except as contemplated herein, the Borrower will not make or suffer to be made any prepayment on Indebtedness other than the Notes.


                xvi. Limitation on Transactions with Affiliates. Subject to Section 4.2(q) hereof, neither Borrower nor any Operating Subsidiary will at any time, enter into or participate in any transaction with or make any payment to including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any officer, director, shareholder or Affiliate of Borrower or Meritage for an amount in excess of Twenty Five Thousand and 00/100 Dollars ($25,000.00) during any fiscal year, without the prior written consent of Lender.

                xvii. Limitation on Executive Compensation. For fiscal year 1996, neither Borrower nor any Operating Subsidiary shall pay any officer total compensation, excluding bonuses, in excess of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00). For subsequent fiscal years, neither Borrower nor any Operating Subsidiary shall pay any officer total compensation, excluding bonuses, in excess of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) increased by 5% for each succeeding fiscal year. For fiscal year 1996 and thereafter, neither Borrower nor any Operating Subsidiary shall pay Hewett or Robert E. Schermer, Jr. ("Schermer") bonuses in excess of Seventy-Five percent (75%) of their respective total compensation in such year payable in accordance with the guidelines established by the respective Board of Directors or a designated commitee thereof.

                xviii. St. Clair Inn Title Problems. The Commitment for Title Insurance delivered to the Lender with respect to the Assets to be Sold adjacent to the St. Clair Inn reflects requirements and exceptions from coverage relating to Parcel Nos. 1, 2 and 3 described therein. As soon as possible after the Closing, the Borrower will take all necessary action to cause free, clear and unencumbered title to such parcels to be vested in St. Clair Inn, Inc. and the mortgage lien in favor of the Lender on such parcels to be the first and only lien on such parcels. In addition, the Borrower shall take whatever action is required to cause the title insurance policy with respect to such parcels to be issued without exception except for Permitted Liens.

                               ARTICLE 5.

                          DEFAULTS AND REMEDIES

SECTION a.      Event of Default.

        The occurrence of any one or more of the following events shall constitute an Event of Default, provided that there has been satisfied any requirement in connection with such event for the giving of notice or the lapse of time, or the happening of any further condition, event or act, it being agreed that time is of the essence hereof:

                i. Payment. Failure to pay for a period of Three (3) days after the same is due any installment of principal of, or premium or interest on either of the Notes or any other amount due the Lender under this Agreement when due which failure shall constitute an Event of Default under both Loans; or

                ii. Misrepresentation. Any material representation or warranty made by the Borrower or Operating Subsidiary or any officer of the Borrower or any Operating Subsidiary in this Agreement or in any Loan Document including any certificate, agreement, instrument or written statement contemplated hereby or made or delivered pursuant hereto or in connection herewith, shall prove to have been incorrect in any material respect as of the date on which made; or

                iii. Breach of Covenant. Failure by the Borrower or any Operating Subsidiary in the observance or performance of any other term, covenant or agreement contained in, or made in connection with, this Agreement, including, but not limited to, the covenants contained in Section 4.2 hereof, or any Loan Document on its part to be performed or observed and any such failure shall remain unremedied for ten (10) Business Days after (i) written notice thereof shall have been given to the Borrower or any Operating Subsidiary by the Lender or (ii) the Lender is notified of such failure or should have been so notified pursuant to
                        Section 5.1(f), whichever is earlier; provided, however, the failure by the Borrower or any Operating Subsidiary to deliver the documents required by Section 6.3 hereof on a timely basis shall constitute an Event of Default without notice to the Borrower; or

                iv. Cross Default-Other Indebtedness. Failure by the Borrower to pay any Indebtedness (other than as evidenced by the Notes) owing by the Borrower, or any interest or premium thereon, when due, whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, or shall fail to perform, prior to expiration of any applicable period of grace, any term, covenant or agreement on its part to be performed under any agreement or instrument (other than the Loan Documents) evidencing or securing or relating to any such indebtedness owing by the Borrower, when required to be performed if the effect of such failure is to accelerate, or to permit the holder or holders of such Indebtedness or the trustee or trustees under any such agreement or instrument to accelerate the maturity of such Indebtedness unless such failure to pay or perform shall be waived by the holder or holders of such Indebtedness or such trustee or trustees or the Borrower commences a proceeding to contest the validity or enforceability of such term, covenant or agreement within 30 days after the date of such performance is due and proceeds with the prosecution of such proceeding in good faith and such proceedings do not adversely affect the business or operations of the Borrower; or

                v. Insolvency. The Borrower, any Operating Subsidiary or Meritage shall be or become insolvent, or be adjudicated a bankrupt or insolvent, or admit its inability to pay its debts as they mature, or make an assignment for the benefit of creditors; or the Borrower, any Operating Subsidiary or Meritage, shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its respective property, or such receiver, trustee or similar officer shall be appointed without the application or consent of the Borrower, any Operating Subsidiary or Meritage, and such appointment shall continue undischarged for a period of forty-five
                        (45) days; or the Borrower, any Operating
                        Subsidiary or Meritage shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction, or any such proceeding shall be instituted (by petition, application or otherwise) against the Borrower, any Operating Subsidiary or Meritage and shall remain undismissed for a period of forty-five
                        (45) days; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Borrower, any Operating Subsidiary or Meritage and such judgment, writ, or similar process shall not be released, vacated or fully bonded within forty-five (45) days after its issue or levy; or

                vi. Reportable Event. Any Reportable Event shall have occurred which the Lender determines in good faith constitutes grounds for the termination by the PBGC of any Plan or for the appointment by the appropriate United States District Court of a trustee for any such Plan, or any such Plan shall be terminated or any such trustee shall be appointed or any proceedings shall be instituted by the PBGC for such appointment, if the Lender in good faith determines such action could materially adversely affect the financial condition of the Borrower or any Operating Subsidiary; or

                vii. Judgment. A final judgment for the payment of money in excess of Fifty Thousand and 00/100 Dollars ($50,000.00) shall be rendered against the Borrower or any Operating Subsidiary and shall remain undischarged for a period of sixty (60) days after the date upon which such judgment shall become final (including all appeals thereof) or the time for appeal shall have elapsed without an appeal having been taken and notice thereof has been given, by registered or certified mail, to the Borrower or such Operating Subsidiary by specifying such event and requiring the Borrower or Operating Subsidiary to cause such judgment to be rescinded or annulled or to cause such indebtedness to be discharged; or

                viii. Contest Loan. The validity or enforceability of this Agreement, the Notes or any of the other Loan Documents shall be contested by the Borrower or an Operating Subsidiary, where the Borrower or Operating Subsidiary shall deny that it has any further liability or obligation hereunder or thereunder.

SECTION b.      Remedies.

        If any Event of Default shall occur and be continuing, the Lender may exercise any or all remedies granted to it under applicable law, this Agreement and the other Loan Documents, and without further notice to the Borrower, may declare either or both of the Notes and all other amounts payable hereunder to be immediately due and payable, whereupon the principal amount of the Notes, together with accrued interest thereon, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein, in the Notes or in any Loan Document to the contrary notwithstanding.

                               ARTICLE 6.
                                CLOSING

SECTION a.      Place, Time and Disbursement of Loans.

        The closing ("Closing") of the Loan shall take place at the offices of the Lender or their counsel, Messrs. Keating, Muething & Klekamp, at the address set forth for notices in Section 7.6 hereof. The Closing shall occur on or before February 15, 1996 or at such other time as the parties shall agree upon. At the Closing, upon satisfaction of all conditions set forth herein and subject to the terms of 2.3 hereof, the Lender shall disburse the entire principal amount of Loan A and Two Million Eight Hundred Seventy Five Thousand and 00/100 Dollars ($2,875,000) of the principal amount of Loan B in accordance with written disbursement instructions of the Borrower delivered by the Borrower to the Lender.

SECTION b.      Conditions to Making the Loans.

        The Lender shall not be required to make the Loans unless each of the below listed conditions shall have occurred on or prior to the Closing.

        i. Documents. The Borrower and the Operating Subsidiaries shall deliver to the Lender all documents required to be so delivered pursuant to Section 6.3 hereof.

        ii. Representations and Warranties. The representations and warranties of the Borrower and the Operating Subsidiaries made in this Agreement shall be true and correct in all material respects as of the date of the Closing, with the same effect as if made on such date except as affected by transactions contemplated by this Agreement.

        iii. Material Change. In the judgment of the Lender, neither Borrower nor any Operating Subsidiary shall have suffered any adverse material change in their respective financial condition or their respective ability to perform the terms and conditions of this Agreement and to consummate the transactions contemplated hereby.

        iv. Compliance with this Agreement. The Borrower and the Operating Subsidiaries shall have performed and complied with all agreements, covenants and conditions contained in this Agreement which are required to be performed or complied with by them before or at the Closing and there shall have occurred no Default hereunder.

        v. Legality. The Loan and the Notes shall qualify on the date of the Closing as legal investments for insurance companies organized under the laws of the State of Ohio pursuant to Sections 3925.01 et seq. and 3907.01 et seq. of the Ohio Revised Code.

        vi. Litigation. There shall have been no adverse change in the Litigation listed on Schedule 3.1(g).

        vii. Legal Fees. Borrower shall have reimbursed Lender for all reasonable fees and disbursements of legal counsel to Lender which shall have been incurred by Lender through the Closing Date in connection with the preparation, negotiation, review, execution and delivery of the Loan Documents and the handling of any other matters incidental thereto.

        viii. Payment of Commitment Fee. Borrower shall have paid to Lender or made satisfactory arrangements with Lender for the payment of the Commitment fee provided for in Section 2.9 hereof.

        ix. Lien Searches. Lender shall have received the results of a recent search by a Person satisfactory to Lender, of the UCC, judgment and tax lien filings which may have been filed with respect to personal property of Borrower or any of its Operating Subsidiaries in the jurisdictions listed on
                Schedule 3.1(k), and the results of such search shall be satisfactory to Lender.

SECTION c.      Documents to be Delivered to the Lender at Closing.

        At the Closing, the Borrower and the Operating Subsidiaries shall deliver to the Lender the following documents, each dated the date of the Closing unless otherwise herein indicated, in form and substance reasonably satisfactory to the Lender and their counsel:

        i. Articles of Incorporation. Copies of the Articles of Incorporation (and all amendments thereto) of the Borrower and each Operating Subsidiary, certified not more than seven days prior to the Closing by the Secretary of State of its state of incorporation, together with certificates of the Secretary or Assistant Secretary of the Borrower and each Operating Subsidiary, dated the date of the Closing to the effect that the foregoing Certificate of Incorporation has not been amended since the date of the aforesaid certification.

        ii. By-Laws and Corporate Resolutions. A copy certified by the Borrower's and each Operating Subsidiary's Secretary or an Assistant Secretary of the By-Laws and the resolutions of the Board of Directors of the Borrower and each Operating Subsidiary authorizing and approving the execution, delivery and performance of this Agreement, the Notes, the Guarantees, the other Loan Documents and the transactions contemplated hereby and thereby.

        iii. Loan Documents. Each of the Loan Documents shall have been duly and properly authorized, executed and delivered by Borrower and/or the Operating Subsidiaries, as the case may be.

        iv. Incumbency of Officers. A certificate of the Secretary or an Assistant Secretary of the Borrower and each of the Operating Subsidiaries as to the identity and incumbency of the officers of the Borrower and the Operating Subsidiaries authorized to sign the Loan Documents, together with specimen true signatures of such officers.

        v. Insurance Certificate. A certificate of insurance evidencing insurance with respect to policies covering the Properties and the Collateral, stating that such policies are in full force and effect and naming the Lender as an additional named insured and loss payee thereunder.

        vi. Opinion of Borrower's Counsel. A favorable opinion of Borrower's and the Operating Subsidiaries' counsel satisfactory to the Lender, addressed to the Lender, substantially in the form and to the effect set forth in Exhibit "P" hereof.

        vii. Certificate of Meritage. A certificate of an authorized officer of Meritage, substantially in the form of the attached Exhibit "M."

                               ARTICLE 7.

                              MISCELLANEOUS

SECTION a.      Remedies Cumulative; No Waiver.

        The remedies herein provided are cumulative and not exclusive of any remedies provided by law.


        No failure or delay on the part of the Lender or any holder of the Notes in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

SECTION b.      Obligation to Pay, Expenses and Taxes.

        The Borrower agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay or reimburse the Lender for all costs and expenses incurred by the Lender (i) in connection with the preparation, administration, amendment of the Loan and the Loan Documents, including without limitation the reasonable fees and out-of-pocket expenses of Messrs. Keating, Muething & Klekamp, counsel for the Lender, with respect thereto and of local counsel, if any, who may be retained by said counsel with respect thereto; (ii) all costs and expenses of the Lender, if any, in connection with the enforcement of (or the preservation of any rights under) the Loan Documents and any modification thereof; and (iii) all stamp, other taxes and license fees, if any, payable or determined to be payable by Lender in connection with execution and delivery of the Loan Documents, and the Borrower shall indemnify and save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes. The obligations of the Borrower under this Section shall survive payment of the Notes and termination of this Agreement and the other Loan Documents.

SECTION c.      Severability.

        Any provision of this Agreement which is prohibited and unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION d.      Confidentiality.

        All materials and information furnished to Lender which are not generally available to the public shall be confidential, and used only by Lender and their legal counsel to enable Lender and Borrower to consummate this transaction.

SECTION e.      Entire Agreement; Amendments.

        This Agreement and the instruments referred to herein constitute the entire agreement of the parties hereto with respect to the subject matter hereof.

        No amendment, modification, termination, or waiver of any provision of this Agreement or of the Notes nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

SECTION f.      Notices.

        All notices, requests, demands and other communications provided for hereunder shall be in writing, and if addressed to the Borrower or Operating Subsidiaries, mailed or delivered to it via facsimile or otherwise, addressed to it at:

                        Thomas Edison Inns, Inc.
                        40 Pearl Street, N.W., Suite 900
                        Grand Rapids, Michigan  49503
                        Attention:  Christopher B. Hewett, President

with a copy to:

                        Dykema Gossett PLLC
                        200 Oldtown Riverfront Building
                        Grand Rapids, Michigan  49503-2688
                        Attention:  Robert L. Nelson, Esq.

and, if to the Lender, mailed or delivered to it via facsimile or otherwise, addressed to it at:

                        Great American Life Insurance Company
                        250 East Fifth Street
                        Cincinnati, Ohio  45202
                        Attention:  Mark F. Muething, Esq.

with copies to:

                        American Money Management Corporation
                        Second Floor, Provident Tower
                        One East Fourth Street
                        Cincinnati, Ohio  45202
                        Attention:  Robert C. Lintz and Daniel J.
Vonderhaar

                                        - and -

                        Keating, Muething & Klekamp
                        Provident Tower
                        One East Fourth Street
                        Cincinnati, Ohio  45202
                        Attention:  Paul V. Muething, Esq.

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All notices, requests, demands and other communications provided for hereunder shall be effective 3 business days after deposit in the mail, first class, postage prepaid, delivered to the telegraph company charges prepaid, or transmitted by facsimile to such party addressed as aforesaid.

SECTION g.      Binding Effect.

        This Agreement shall be binding upon and inure to the benefit of the Borrower, the Operating Subsidiaries, the Lender and their respective successors and assigns. Neither Borrower nor any Operating Subsidiary shall not have the right to assign their respective rights hereunder or any interest herein without the prior written consent of the Lender.

        The Lender shall have the right to assign all or any part of their obligations to make the loan to any Affiliate or Subsidiary, provided, however, such Assignment shall not relieve the Lender of their obligations hereunder. In the event of such Assignment by the Lender, the assignee in addition to the Lender, shall be deemed to have been named the "Lender" in the first paragraph of this Agreement and all representations, warranties and covenants of the Borrower and each Operating Subsidiary made herein shall be deemed to have been made to and shall inure to the benefit of such assignee.

SECTION h.      Execution in Counterparts.

        This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

SECTION i.      Reference to Headings.

        The Article and Section headings and the Index used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

SECTION j.      Governing Law.

        Except as expressly set forth therein, the Loan Documents shall be deemed to be contracts made under the laws of, executed, and delivered in the State of Ohio, and for all purposes shall be construed in accordance with the laws of the State of Ohio.


SECTION k.      Designation of Forum.

        The Borrower and each Operating Subsidiary agrees (a) that any suit, action, or proceeding pertaining to this Agreement may be instituted in the Courts of the State of Ohio or the United States District Court for the Southern District of Ohio, Western Division, and (b) irrevocably and unconditionally submits and consents to the jurisdiction and venue of any such court for such purpose. Borrower and each Operating Subsidiary hereby irrevocably appoints CT Corporation, 3810 Carew Tower, Cincinnati, Ohio 45202, and its duly constituted successor(s), if any, as the agent for service of process in any proceeding instituted hereunder and Borrower and each Operating Subsidiary agrees that service of process upon such agent, in accordance with the then-prevailing and applicable law as hereinabove agreed to, with a copy of such summons or other instrument mailed to the Borrower and each Operating Subsidiary in the manner specified in Section 7.6 hereof, shall, upon receipt by Borrower, constitute proper service on Borrower and each Operating Subsidiary for all purposes without objections of any kind whatsoever. Notwithstanding the provisions of this Section 7.11, Lender shall also be entitled to institute legal proceedings to adjudicate matters pertaining to this Agreement against the other in any other competent court.

SECTION l.      Participation.

        Notwithstanding any other provision of this Agreement, the Borrower and each Operating Subsidiary understands that the Lender may enter into participation agreements with one or more Affiliates of AFG whereby the Lender will allocate certain percentages of its commitment on the Loans and Notes to such AFG Affiliates. The Borrower and each Operating Subsidiary acknowledges that, for the convenience of all parties, this Agreement is being entered into with the Lender only and that its obligations under this Agreement are undertaken for the benefit, and as an inducement to, each such AFG Affiliate as well as the Lender, and the Borrower and each Operating Subsidiary hereby grants to each such Affiliate, to the extent of its participation in the Loans the right to set off deposit accounts, if any, maintained by the Borrower and each Operating Subsidiary with such Affiliate.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers, as of the date first above written.


WITNESSES:                      GREAT AMERICAN LIFE INSURANCE
                                 COMPANY

                                BY:
                                ITS:


                                THOMAS EDISON INNS, INC.

                                BY:
                                   Christopher B. Hewett, President


                                ST. CLAIR INN, INC.

                                BY:
                                   Christopher B. Hewett, President


                                SPRING LAKE INN, INC.

                                BY:
                                   Christopher B. Hewett, President


                                THOMAS EDISON INN, INCORPORATED

                                BY:
                                   Christopher B. Hewett, President